Exhibit 99.1

DarkHorse Reports Third Quarter 2026 Financial Results

Contracted power doubled to approximately 100 MW

Bitdeer installations completed across three sites

Wilmington, Delaware, November 6, 2026 - DarkHorse Technologies Inc. (Nasdaq: DRK) (the "Company" or "DarkHorse") today reported financial results for the third quarter ended September 30, 2026. During the quarter, the Company doubled its contracted power capacity to approximately 100 MW. Of the 100 MW, approximately 50 MW is currently operating and the remaining 50 MW relates to a facility under development. The Company also completed Bitdeer mining machine installations across three sites and advanced engineering and site work for planned superintelligence factories focused on AI inference, including an initial basis-of-design package for a Kentucky project and boundary surveys at two Kentucky development sites. Across its sites in Kentucky and Tennessee, the Company continued to work with its utilities and local officials on the utility coordination, civil infrastructure and permitting required before construction can begin.

CEO Commentary

"We had a very productive quarter," said Joel Block, Chief Executive Officer of DarkHorse. "We doubled our contracted power capacity to approximately 100 MW, completed Bitdeer installations across three sites and advanced engineering for our planned superintelligence factories, including an initial basis-of-design package for a Kentucky project and boundary surveys at two of our Kentucky development sites. Additionally, we sold non-core assets and raised capital as we continued to shift the business toward power and data center infrastructure." Block continued, "At our sites in Kentucky and Tennessee, we have long-standing working relationships with the local communities, utilities and officials. Power, land and local support are what determine whether a project actually gets built, and we are building trust site by site rather than assuming it will just be there."

"We believe the race in AI infrastructure is to bring usable compute capacity online in 2027," Block added. "Our focus is inference, where trained AI models serve everyday applications. We see an opportunity to combine modular builds with existing industrial sites and established power infrastructure to bring capacity into service faster. Our goal is to turn those sites into operating superintelligence factories that serve customers and generate revenue."

AI Inference Strategy

DarkHorse is focused on developing infrastructure for AI inference, the use of trained models to perform tasks in everyday software and business applications. Large frontier-model training projects can require several hundred megawatts at a single location. Management believes growing inference demand creates an opportunity for smaller sites, including those under 50 MW, that can be developed and deployed more rapidly.

The Company plans to use modular builds at suitable existing industrial sites, including locations with power infrastructure already in place. Management believes this approach can shorten development timelines, support phased deployment and help bring capacity into service sooner.

Strategic and Business Updates

● Doubled contracted power to approximately 100 MW. On September 30, 2026, a subsidiary of the Company signed a 50 MW Data Center Project Power Contract with Hopkinsville Electric System in Kentucky. The agreement doubled the Company's contracted power capacity to approximately 100 MW. The additional capacity supports a proposed data center under development.

● Completed installations for Bitdeer hosting. During the latter part of the third quarter, installation was completed at three sites covered by the Company's 30 MW hosting arrangement with Bitdeer Technologies. The sites are located in Tennessee and Kentucky. The agreements provide for hosting with profit-share while the Company evaluates future uses of its infrastructure, including AI workloads.

● Advanced engineering for planned AI facilities. The Company advanced engineering for planned superintelligence factories in the Tennessee Valley Authority region. Work included an initial basis-of-design package for a Kentucky project and boundary surveys for two Kentucky development sites. These activities remain part of pre-construction development. DarkHorse is building a repeatable development program that brings together engineering, utility coordination, procurement, financing and delivery.

● Completed $5 million PIPE with insider participation. On September 8, 2026, the Company entered into a securities purchase agreement for a $5.0 million private investment in public equity (PIPE) financing, which closed on September 11, 2026. Affiliates of the Company, including the Chairman of the Board and the Chief Executive Officer, purchased an aggregate of 333,332 units for approximately $1.0 million. The Company sold units at $3.00 each, a 29% premium to its closing share price on September 4, 2026, the last trading day prior to signing. Each unit contained one common share and one five-year warrant exercisable at $3.50 per share. Net proceeds totaled approximately $4.8 million. The Company intends to use these funds for working capital and general corporate purposes, including AI and HPC development in the TVA region.

● Sale of non-core assets. On September 1, 2026, the Company entered into a definitive agreement to sell its Iowa site to Simple Mining for $1.5 million. The Company received $0.3 million in cash and a $1.2 million interest-free promissory note for the balance. On the same date, the Company entered into a binding term sheet to sell its mining fleet for estimated proceeds of approximately $2.9 million. As of September 30, 2026, $1.3 million of mining machines had been sold. The sale is scheduled over a 90-day period that began on September 1. The Company retains ownership of each machine until payment is received.

● Reduced bitcoin holdings to zero. As part of the Company's transformation toward power and data center infrastructure, the Company has strategically reduced its bitcoin holdings to zero.

● Completed the DarkHorse rebrand. The Company changed its name from Sphere 3D Corp. to DarkHorse Technologies Inc. on September 16, 2026. Its common shares began trading on Nasdaq under the ticker symbol DRK on September 17, 2026.

Progress Since Quarter End

In October 2026, the Company's engineering and modular infrastructure partners prepared preliminary layouts for three projects in Kentucky and Tennessee. The Company also continued coordination with local officials on civil infrastructure and permitting requirements. This work remains part of pre-construction development.

Q3 2026 Financial Highlights

● Revenue: $3.0 million, compared to $2.5 million in the second quarter of 2026 and $2.6 million in the third quarter of 2025.

● Net loss: $5.8 million, compared to $13.8 million in the second quarter of 2026 and $4.2 million in the third quarter of 2025.

● Cash and cash equivalents: $8.8 million as of September 30, 2026, compared to $2.8 million as of June 30, 2026 and $3.7 million as of December 31, 2025.

Revenue increased from the second quarter of 2026 and from the third quarter of 2025, reflecting the first full quarter of contribution from the operations acquired in the Cathedra Bitcoin transaction, which closed on June 1, 2026, together with the completion of the Bitdeer hosting installations late in the quarter. Net loss narrowed from $13.8 million in the second quarter of 2026. Cash and cash equivalents increased from $2.8 million at June 30, 2026, reflecting the private placement completed in September and proceeds from the sale of non-core assets. Results for the third quarter of 2025 reflect the Company on a standalone basis and include no contribution from Cathedra, which limits comparability between the periods.

About DarkHorse Technologies Inc.

DarkHorse Technologies Inc. (Nasdaq: DRK), formerly Sphere 3D Corp., is a digital infrastructure company focused on operating and expanding scalable power and data center assets for high-performance computing, AI workloads and digital asset infrastructure. Following its business combination with Cathedra Bitcoin and the completion of the previously announced sale of its Iowa site, the Company owns and/or operates approximately 50 MW of operating power capacity across four data center locations in Tennessee and Kentucky, and has a proposed new 50 MW data center under development in Kentucky, together with a development pipeline of approximately 100 MW of additional potential expansion opportunities. The Company combines infrastructure ownership, energy optimization expertise and capital markets access to pursue long-term value creation across next-generation compute infrastructure.

For more information, visit www.darkhorse.inc.

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally relate to future events and include statements regarding the Company's strategy, plans and objectives; the integration and expected benefits of the business combination with Cathedra Bitcoin; the utilization, evaluation, conversion and expansion of the Company's power and data center assets. In some cases, forward-looking statements can be identified by words such as "may," "will," "should," "expects," "plans," "anticipates," "could," "intends," "target," "projects," "contemplates," "believes," "estimates," "predicts," "potential" or "continue," or the negative of these words or other similar terms or expressions. Expectations and beliefs regarding these matters may not materialize, and actual results are subject to risks and uncertainties that could cause them to differ materially from those projected. These risks and uncertainties include general market conditions and those more fully described in the Company's filings with the Securities and Exchange Commission, including its reports on Forms 10-K, 10-Q and 8-K and other filings made from time to time and available at www.sec.gov. Forward-looking statements speak only as of the date they are made and are based on information available at that time. The Company does not assume any obligation to update forward-looking statements to reflect subsequent circumstances or events, except as required by applicable securities laws.

DarkHorse Contact

investor.relations@darkhorse.inc

DARKHORSE TECHNOLOGIES INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands of U.S. dollars, except share and per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2026	2025	2026	2025
	(Unaudited)	(Unaudited)	(Unaudited)
Revenues	$3,031	$2,623	$7,399	$8,458

Operating costs and expenses:
Cost of revenue (exclusive of depreciation and amortization shown below)	3,344	1,957	7,234	6,452
General and administrative	3,288	1,485	10,570	6,780
Depreciation and amortization	608	1,724	3,072	4,997
Impairment of property and equipment	-	500	7,039	500
Loss on disposal of property and equipment	1,179	793	1,420	1,652
Impairment of intangible assets	199	-	787	-
Provision for loss on other assets	406	300	406	300
Change in fair value of Bitcoin	(203)	(101)	613	(373)
Total operating costs and expenses	8,821	6,658	31,141	20,308
Loss from operations	(5,790)	(4,035)	(23,742)	(11,850)
Other income (expense):
Investment gain (loss)	(10)	(220)	(10)	439
Other income, net	22	7	42	47
Net loss before income taxes	(5,778)	(4,248)	(23,710)	(11,364)
Provision for income taxes	-	-	3	2
Net loss	$(5,778)	$(4,248)	$(23,713)	$(11,366)

Net loss per share:
Basic	$(0.65)	$(1.49)	$(4.05)	$(4.08)
Diluted	$(0.65)	$(1.49)	$(4.05)	$(4.08)
Shares used in computing net loss per share:
Basic	8,840,643	2,855,360	5,848,894	2,783,583
Diluted	8,840,643	2,855,360	5,848,894	2,783,583

DARKHORSE TECHNOLOGIES INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands of U.S. dollars)

	September 30,	December 31,
	2026	2025
	(Unaudited)	(Unaudited)
ASSETS
Cash and cash equivalents	$8,823	$3,707
Bitcoin	-	3,263
Accounts receivable	351	-
Notes receivable, net	1,000	-
Property and equipment held for sale	1,615	-
Other current assets	770	1,707
Total current assets	12,559	8,677
Property and equipment, net	5,068	14,608
Operating lease right-of-use assets	1,302	-
Goodwill	3,396	-
Intangible assets, net	449	1,610
Other non-current assets	2,798	225
Total assets	$25,572	$25,120

LIABILITIES, TEMPORARY EQUITY, AND SHAREHOLDERS' EQUITY
Current liabilities	$4,915	$1,802
Long-term liabilities	1,925	-
Temporary equity	18	18
Shareholders' equity	18,714	23,300
Total liabilities, temporary equity, and shareholders' equity	$25,572	$25,120